EXHIBIT 12

                           THE NEW YORK TIMES COMPANY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (DOLLARS IN THOUSANDS, EXCEPT RATIO)
                                  (UNAUDITED)
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                                    NINE MONTHS ENDED
                                      SEPTEMBER 30,                     YEAR ENDED DECEMBER 31,
                                   -------------------    ----------------------------------------------------
                                     1994       1993        1993       1992       1991       1990       1989
                                   --------   --------    --------   --------   --------   --------   --------
Pretax earnings before equity
 in operations...................  $330,930   $ 75,231    $101,206   $  8,525   $ 63,053   $110,190   $148,364
Distributed earnings from
 less-than-fifty-percent-owned
 affiliates......................     --         --          --         --        46,234      5,697      --
                                   --------   --------    --------   --------   --------   --------   --------
Total pretax earnings............   330,930     75,231     101,206      8,525    109,287    115,887    148,364
Add: Fixed charges, excluding
 capitalized interest............    33,882     26,491      37,797     37,975     40,454     29,999     31,889
                                   --------   --------    --------   --------   --------   --------   --------
Earnings as adjusted.............  $364,812   $101,722    $139,003   $ 46,500   $149,741   $145,886   $180,253
                                   --------   --------    --------   --------   --------   --------   --------
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Fixed charges:
 Interest expense, excluding
   capitalized interest..........  $ 26,976   $ 20,062    $ 29,549   $ 30,079   $ 32,401   $ 22,311   $ 24,442
 Capitalized interest............     2,905        848       1,351        705      --        19,118     30,806
 Interest factor of rent
expense..........................     6,906      6,429       8,248      7,896      8,053      7,688      7,447
                                   --------   --------    --------   --------   --------   --------   --------
Total fixed charges..............  $ 36,787   $ 27,339    $ 39,148   $ 38,680   $ 40,454   $ 49,117   $ 62,695
                                   --------   --------    --------   --------   --------   --------   --------
                                   --------   --------    --------   --------   --------   --------   --------
Ratio of earnings to fixed
charges..........................      9.92       3.72        3.55       1.20       3.70       2.97       2.88
                                   --------   --------    --------   --------   --------   --------   --------
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